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                                                                      Exhibit-99

THE LOEWEN GROUP INC.
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                                                                            NEWS

Media Contact:    James Hoggan & Associates Inc.
                  Karen Cook Boas or Anna Wright
                  (604) 739-7500 or
                  Email kcook@hoggan.com
                  Email awright@hoggan.com

Investor Contact: (800) 347-7010


                              FOR IMMEDIATE RELEASE


                 THE LOEWEN GROUP FILES UPDATED 2000 RESULTS AS
                     ADDITIONAL DISPOSITIONS IN 2001 REQUIRE
                    INCREASED PROVISION FOR ASSET IMPAIRMENT

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All amounts shown in US Dollars

TORONTO, ON - March 21, 2001 - THE LOEWEN GROUP INC. today announced that in connection with the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission, it has revised its previously announced earnings for the year ended December 31, 2000.

DURING THE PERIOD SINCE THE COMPANY'S YEAR END, THE COMPANY HAS COMPLETED THE SALE OF 49 FUNERAL HOMES AND 43 CEMETERIES. AS WELL, AGREEMENTS HAVE BEEN REACHED BUT NOT YET APPROVED BY THE BANKRUPTCY COURTS FOR ADDITIONAL SALES CONTEMPLATED TO CLOSE IN 2001. AS A RESULT OF THE VALUES OBTAINED BY THE COMPANY IN THESE TRANSACTIONS, THE ANALYSIS FOR POTENTIAL ASSET IMPAIRMENT HAS BEEN UPDATED TO INCLUDE AN ADDITIONAL PROVISION FOR ASSET IMPAIRMENT AT DECEMBER 31, 2000, OF $40.2 MILLION. THIS IS A NON-CASH PROVISION AND HAS BEEN RECORDED IN THE FOURTH QUARTER OF 2000.

YEAR END 2000

Including the additional provision for asset impairment, loss from operations improved substantially to a loss of $26.2 million in 2000 from a loss in 1999 of $248.6 million. The net loss for the year also significantly declined, to $112.7 million in 2000 from $465.2 million in 1999. Included in the 2000 net loss are reorganization costs of $45.9 million and the revised asset impairment provision of $132.3 million. All other previously announced numbers remain the same.



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FOURTH QUARTER 2000

For the fourth quarter, the loss from operations improved substantially to $21.8 million in 2000 from a loss of $343.0 million in 1999. The Company reported a substantial improvement in the net loss, $56.2 million in 2000 from $368.7 million in 1999. Included in the net loss for both years are reorganization costs and asset impairment provisions.

CASH POSITION

The Company's cash position continues to improve, with a balance of approximately $201 million at February 28, 2001, up from $159 million at December 31, 2000.

BASIS OF PRESENTATION

The Company's attached consolidated statements of operations and deficit, balance sheets and cash flow statements have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the creditor protection proceedings and circumstances relating to this event, including the Company's debt structure, recent losses, cash flow and restrictions thereon, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change as part of a plan of reorganization, since the reported amounts in these consolidated financial statements do not give effect to all adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, compliance with the terms of the DIP financing facility and the ability to renegotiate such facility, if necessary, and the ability to generate sufficient cash from operations and other financing arrangements to meet obligations.

Based in Toronto, The Loewen Group Inc. currently owns or operates 1,000 funeral homes and 350 cemeteries across the United States, Canada, and the United Kingdom. The Company employs 11,000 people and derives approximately 90 percent of its revenue from its U.S. operations.

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Safe Harbor: Certain statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the status and progress of the Company's reorganization, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Factors that could cause actual results to differ from the forward - looking information contained in this release include, but are not limited to, uncertainty regarding the continued progress and timing of the Company's reorganization, the resolution of issues relating to certain indebtedness of the Company and other issues presented by the reorganization, the acceptance of the Company's proposed Amended Plan of Reorganization, general economic conditions, the Company's ability to implement its business plan, the Company's future competitive position and the continued progress of the Company's disposition program.